Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES
9% PROVED RESERVE GROWTH IN 2022
FRISCO, TEXAS, February 1, 2023 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that its proved natural gas and oil reserves as of December 31, 2022 were estimated at 6.7 trillion cubic feet equivalent ("Tcfe"), which represents a 9% increase from total proved natural gas and oil reserves of 6.1 Tcfe as of December 31, 2021.
The reserve estimates were determined under SEC guidelines and were audited by the Company's independent reserve engineering firm. The 6.7 Tcfe of proved reserves at December 31, 2022 were substantially all natural gas, 38% developed and 98% operated by Comstock. The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV-10 Value"), was approximately $15.5 billion, using the Company's average first of month 2022 prices of $6.03 per thousand cubic feet of natural gas and $91.21 per barrel of oil.
The following table reflects the changes in the proved reserve estimates since the end of 2021:

Total (Bcfe)
Proved Reserves:
Proved Reserves at December 31, 2021	6,121.8
Production	(501.1)
Extensions and discoveries	1,091.2
Acquisitions	0.3
Divestitures	(4.1)
Revisions	(7.2)
Proved Reserves at December 31, 2022	6,700.9
Comstock produced 501.1 billion cubic feet of natural gas equivalent in 2022. In the fourth quarter of 2022, Comstock's production averaged 1,445 million cubic feet of natural gas equivalent per day, which was an increase of 7% over the fourth quarter of 2021. Comstock added 1.1 Tcfe to its proved reserves in 2022 through its Haynesville and Bossier shale drilling activities, which replaced 216% of the Company's 2022 production.
The Company spent $1,032.0 million on drilling and other development activities in 2022. Comstock drilled 115 (60.4 net) new horizontal Haynesville and Bossier shale wells and put 104 (55.4 net) wells on sales during 2022. Comstock also spent $18.0 million acquiring a 145-mile pipeline and processing plant, $54.1 million on acquiring unproved acreage primarily for the Company's Western Haynesville play and $0.5 million on acquiring producing properties. Comstock's finding costs related to its 2022 proved reserve additions were approximately 95¢ per Mcfe.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company's filings with the Securities and Exchange Commission ("SEC") available on the Company's website or the SEC's website at sec.gov.
Comstock Resources, Inc. is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.